Contact:	Mike Murphy
Chief Financial Officer
(256) 747-9800

CAVALIER REPORTS THIRD QUARTER 2008 RESULTS

Addison, Ala. (October 21, 2008) – Cavalier Homes, Inc. (Amex: CAV) today announced results for the third quarter and nine months ended September 27, 2008.  A summary of the Company's report follows (in thousands, except per share amounts):

	Third Quarter Ended		Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Revenue	$39,012	$51,703	$139,618	$157,414
Income (loss) before income taxes and equity in earnings (losses) of equity-method investees	(165)	(3,086)	1,163	(8,190)
Income tax provision (benefit)	(6)	23	89	79
Equity in earnings (losses) of equity-method investees	(9)	367	114	767
Net income (loss)	$(168)	$(2,742)	$1,188	$(7,502)

Diluted net income (loss) per share	$(0.01)	$(0.15)	$0.06	$(0.41)

Weighted average diluted shares outstanding	18,411	18,383	18,419	18,376

Commenting on the results, Bobby Tesney, Interim President and Chief Executive Officer, said, "Facing difficult industry conditions and a highly uncertain economic environment, we experienced a decline in our revenue throughout the third quarter.  Contributing to our lower revenue for the third quarter was the completion of our contract with the Mississippi Emergency Management Agency (MEMA), from a practical standpoint, at the end of the second quarter.  Revenue for shipments to MEMA in the third quarter last year totaled $6,778,000."

Tesney noted that according to the most recent data available from the Manufactured Housing Institute, reflecting activity through August, industry floor shipments for HUD-Code homes declined 25.7% in the month of August and 12.9% through the first eight months of 2008, compared with the same periods in 2007.  In the Company's 11-state core market region, industry floor shipments have fallen 4.8% year to date.

"The strategies implemented in the last half of 2007 and early 2008 to improve liquidity and gross margins, reduce costs, and adjust capacity to reflect lower demand levels have continued to produce positive effects," Tesney added.  "These include improved gross profit for both the third quarter and year-to-date periods of 2008, significantly reduced selling, general and administrative expenses this year, and a substantial reduction of our net loss for the quarter compared with the same quarter last year.  We continue to maintain a cautious, diligent view on cost-control, reviewing our entire operations for opportunities to improve productivity, set efficient manpower plans, and reduce variable costs.  As the current economic downturn plays out, our focus remains fixed on ensuring that Cavalier is right-sized operationally based on prevailing market conditions."

Separately, Tesney noted that the Board of Directors continues its work to identify a permanent Chief Executive Officer for the Company.  The Board does not expect to comment further on these efforts until a selection is made.

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CAV Reports Third Quarter Results
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October 21, 2008

Total floor shipments for the third quarter declined 20% sequentially from the second quarter of 2008 and were down 24% to 1,514 from 1,987 floors in the same period last year.  The third quarter of 2008 reflected a 19% decline in HUD-Code floor shipments to 1,462 from 1,814 in the year-earlier quarter and included only one MEMA shipment, as the Company's contract with MEMA has been completed.  In the year-earlier quarter, Cavalier shipped 145 MEMA units.  Modular floor shipments fell 70% to 52 in the third quarter versus 173 in the third quarter last year.  Total floor shipments for the first nine months of the year were down 16% to 5,233 floors from 6,205 floors in the first nine months of 2007 as HUD-Code floor shipments declined 12% and modular floor shipments fell 60%.  MEMA shipments in the first nine months of 2008 totaled 292 floors versus 145 in the first nine months of 2007.

Revenue for the third quarter of 2008 declined 25% to $39,012,000 from $51,703,000 in the year-earlier period and declined 11% to $139,618,000 in the first nine months of 2008 compared with $157,414,000 in the first nine months of 2007.  These declines were attributable primarily to lower manufactured home sales.  Sales to MEMA totaled $51,000 and $13,957,000 in the three and nine months ended September 27, 2008, respectively, versus $6,778,000 for both the three and nine months ended September 29, 2007.

Gross profit for the third quarter improved 22% to $7,379,000 compared with the year-earlier period and increased 23% to $25,322,000 in the first nine months of 2008 compared with the prior-year period.  Both improvements reflect the impact of price increases this year to offset rising material costs, increased manufacturing labor efficiencies, lower warranty expense due in part to a decrease in the warranty reserve reflecting reduced dealer inventories, and the results of cost-reduction initiatives implemented last fall to reduce the Company's overall cost structure, which included the closure of two operating plants.

Selling, general and administrative expenses declined $1,358,000 to $7,578,000 in the third quarter of 2008 and declined $4,216,000 in the first nine months of 2008 to $24,277,000 compared with the same 2007 periods.  These declines resulted from workforce reductions over the past year and the effect of other cost-control measures.  Included in the quarter and year-to-date amounts for 2008 were severance costs totaling approximately $622,000 associated with the August resignation of the Company's former CEO.

Commenting on the Company's financial position, Mike Murphy, Cavalier's Chief Financial Officer, said, "Cavalier ended the third quarter with cash totaling $23,413,000, up from $10,849,000 at the same time last year, which reflects our focus on improving liquidity and operating results."  He noted that inventory totaled $19,269,000 at the end of the third quarter, declining $6,777,000 from the year-earlier level due in part to the closure of two operating plants, and accounts receivable declined $5,878,000 from a year ago.  Inventory in the year-earlier period included $4,160,000 related to the MEMA contract.  Cavalier's installment loan portfolio totaled $8,161,000 at September 27, 2008, declining $5,529,000 from the same time last year due to sales earlier in the year of a portion of this portfolio held for investment.

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes.

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CAV Reports Third Quarter Results
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October 21, 2008

A public, listen-only simulcast of Cavalier Homes' third quarter conference call will begin at 9:30 a.m. Eastern Daylight Time tomorrow (October 22, 2008) and may be accessed via the Company's web site, www.cavhomesinc.com, or at www.viavid.com.  Investors are invited to access the simulcast at least 10 minutes before the start time in order to complete a brief registration form.  A replay of this call will be available shortly after the call using this same link and will continue until November 22, 2008.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, the financial impact of the contract with MEMA (Mississippi Emergency Management Agency), acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2007, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended June 28, 2008, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

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CAV Reports Third Quarter Results
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October 21, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited
(in thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
STATEMENT OF OPERATIONS SUMMARY	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Home manufacturing net sales	$38,325	$50,833	$137,359	$154,643
Financial services	687	870	2,259	2,771
Total revenue	39,012	51,703	139,618	157,414
Cost of sales	31,633	45,654	114,296	136,748
Gross profit	7,379	6,049	25,322	20,666
Selling, general and administrative	7,578	8,936	24,277	28,493
Restructuring charge	--	159	--	159

Operating income (loss)	(199)	(3,046)	1,045	(7,986)
Other income (expense):
Interest expense	(116)	(162)	(352)	(472)
Other, net	150	122	470	268
	34	(40)	118	(204)
Income (loss) before income taxes and equity in earnings (losses) of equity-method investees	(165)	(3,086)	1,163	(8,190)
Income tax provision (benefit)	(6)	23	89	79
Equity in earnings (losses) of equity-method investees	(9)	367	114	767
Net income (loss)	$(168)	$(2,742)	$1,188	$(7,502)

Basic net income (loss) per share	$(0.01)	$(0.15)	$0.06	$(0.41)

Diluted net income (loss) per share	$(0.01)	$(0.15)	$0.06	$(0.41)

Weighted average shares outstanding:
Basic	18,411	18,383	18,402	18,376
Diluted	18,411	18,383	18,419	18,376

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CAV Reports Third Quarter Results
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October 21, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited (Continued)
(dollars in thousands)

	Third Quarter Ended		Nine Months Ended
OPERATING DATA SUMMARY	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Home manufacturing sales:
Floor shipments:
HUD-Code	1,462	1,814	5,024	5,676
Modular	52	173	209	529
Total floor shipments	1,514	1,987	5,233	6,205

Home shipments:
Single-section	351	408	1,336	1,065
Multi-section	578	786	1,941	2,556
Wholesale home shipments	929	1,194	3,277	3,621
Shipments to company-owned retail locations	(5)	(7)	(15)	(36)
MEMA shipments (all single-section)	(1)	(145)	(292)	(145)
Shipments to independent retailers	923	1,042	2,970	3,440
Retail home shipments	5	4	16	36
Home shipments other than to MEMA	928	1,046	2,986	3,476

Installment loan purchases	$8,195	$14,524	$26,474	$42,891
Capital expenditures	$96	$650	$348	$2,165
Home manufacturing facilities – operating	5	6	5	6
Independent exclusive dealer locations	54	60	54	60
Average home net wholesale prices (excludes MEMA)	$40,100	$41,500	$40,400	$41,200

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CAV Reports Third Quarter Results
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October 21, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited (Continued)
(in thousands, except ratios and per share amounts)

	Sept. 27, 2008	Sept. 29, 2007
BALANCE SHEET SUMMARY
Cash and cash equivalents	$23,413	$10,849
Accounts receivable, less allowance for losses	9,578	15,456
Notes and installment contracts receivable, net	6,078	7,693
Inventories	19,269	26,046
Other current assets	914	1,375
Total current assets	59,252	61,419
Property, plant and equipment, net	26,164	28,435
Other assets	3,281	9,827
Total assets	$88,697	$99,681

Note payable under revolving line of credit	$--	$8,000
Current portion of long-term debt and capital lease obligation	1,427	1,075
Notes payable	587	549
Accounts payable	5,474	6,279
Amounts payable under dealer incentive programs	3,061	3,285
Estimated warranties	11,200	12,100
Other current liabilities	13,028	13,414
Total current liabilities	34,777	44,702
Long-term debt and capital lease obligation, less current portion	2,330	3,733
Other long-term liabilities	253	302
Stockholders' equity	51,337	50,944
Total liabilities and stockholders' equity	$88,697	$99,681

OTHER INFORMATION
Working capital	$24,475	$16,717
Current ratio	1.7 to 1	1.4 to 1
Ratio of long-term debt to equity	0.05 to 1	0.1 to 1
CIS installment loan portfolio	$8,161	$13,690
Number of shares outstanding	18,430	18,430
Stockholders' equity per share	$2.79	$2.76

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